UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.  1)

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SenesTech, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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SENESTECH, INC.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 18, 2019

On April 29, 2019, SentesTech, Inc. (“SenesTech” or the “Company”) filed its definitive proxy statement (the “Original Filing”) with the Securities and Exchange Commission, as supplemented on May 30, 2019 (together with the Original Filing, the “Proxy Statement”), in connection with the Company’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, June 18, 2019 at 10:00 a.m., local time, at the Holiday Inn Hotel and Suites, Phoenix Airport North at 1515 N. 44th St., Phoenix, AZ 85008.

This supplement (the “Supplement”) supplements and amends the Proxy Statement and is first being made available to Company stockholders on or about June 6, 2019. This Supplement should be read in conjunction with the Proxy Statement. Except as specifically supplemented or amended by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

Election of Directors

As a Class III director, Mr. Siegel’s term expires at the Annual Meeting. As described in the Proxy Statement, the Company’s board of directors has nominated Mr. Siegel, along with Loretta P. Mayer, Ph.D. and Matthew Szot, for re-election to the board of directors at the Annual Meeting, each to serve for a three-year term until the annual meeting of stockholders to be held in 2022 and until her or his successor is duly elected and qualified.

There are no arrangements or understandings between Mr. Siegel and any other persons pursuant to which he was nominated for election to the board of directors or was appointed Chief Executive Officer.

Director Compensation

Prior to his appointment as Chief Executive Officer, Mr. Siegel had served as a non-employee director since February 2019. Non-employee director compensation ceased upon his appointment as Chief Executive Officer of the Company and unearned, prepaid cash compensation was refunded to the Company. If our stockholders re-elect Mr. Siegel as a director at the Annual Meeting, he will not be considered a non-employee director and will not receive any additional compensation for his service as a director under the non-employee director compensation program.

Standing Committees

Effective upon his appointment as Chief Executive Officer, Mr. Siegel no longer served as a member of the Nominating and Governance Committee. The Committee’s charter requires each member to satisfy the independence requirements under the continued listing requirements and rules of The Nasdaq Stock Market LLC. Mr. Siegel has continued to serve as a member of the Commercialization / Sales Committee and the Finance Committee.

Voting Matters

This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. If you have already submitted your proxy and wish to change your vote based on any of the information contained in this Supplement, you may do so at any time before it is voted at the Annual Meeting. Proxies already returned by stockholders will remain valid and will be voted at the Annual Meeting of Stockholders unless revoked. Information regarding how to vote your shares and how to change your vote or revoke your proxy is available in the Proxy Statement.